Exhibit 10.8

		INDEX

SECTION 1		INTERPRETATION AND AGREEMENT	Page

	1	1(1) Interpretation	1
		1(2) Headings and index	1
		1(3) Gender	1
	2	Term premises rent and charges	1

SECTION II		RENT AND OTHER CHARGES

	1	Rent and charges	2
	2	Rates	2
	3	Gas water and electricity charges	3

SECTION III		TENANT’S OBLIGATIONS

	1	Compliance with Ordinances	3
	2	Fitting out and Other Work	3
		2(1) Installations and alterations	4
		2(2) Damage to walls ceilings and floors	4
		2(3) Floor covering	4
	3	Good repair of interior	4
	4	Replacement of shopfronts windows etc.	4
	5	Repair of electrical installation	5
	6	Repair of gas installation	5
	7	Landlord’s Nominated Contractors	5
	8	Maintenance of sanitary and water apparatus	5
	9	Cleaning of drains	5
	10	Responsibility for defects	5
	11	Third party insurance	6
	12	Insurance of contents	6
	13	First class shopping and commercial centre	6
	14	Protection from typhoons	7

(i)

	15	Entry by Landlord	7
	16	Notice to repair	8
	17	Outside windows	8
	18	Inform Landlord of damage	8
	19	Regulations	8
	20	Cleaning contractors	8
	21	Directory boards	8
	22	Service entrances and lifts	8
	23	Refuse and garbage removal	9
	24	Title deeds	9
	25	Yield up premises and handover	9
	26	Indemnity against breach	10

SECTION IV		LANDLORD’S OBLIGATIONS

	1	Quiet enjoyment	10
	2	Government rent and property tax	10
	3	Roof and main structure	10
	4	Building management services	11
	5	Promotional services	11
	6	Facilities	11
	7	Air-conditioning services	11
	8	Directory boards	11

SECTION V		RESTRICTIONS AND PROHIBITIONS

	1	Damage to common areas	12
	2	Floor loading	12
	3	Air-conditioning units	12
	4	Structural stability	12
	5	Locks	12
	6	Loading of lifts	12

(ii)

	7	Use of lifts	13
	8	Nuisance or annoyance	13
	9	Noise	13
	10	Signs	13
	11	User	14
	12	Illegal or immoral use	14
	13	Sleeping or domestic use	14
	14	Manufacture or storage of goods	14
	15	Combustible or dangerous goods	14
	16	Obstructions in passages	14
	17	Toilet facilities	15
	18	Wiring and cables in common areas	15
	19	Preparation of food and prevention of odours	15
	20	Animals pets and infestation	15
	21	Subletting and assigning	15
	22	Breach of Conditions	16
	23	Breach of insurance policy	16
	24	Aerials	16
	25	Parking	17
	26	Use of building name	17

SECTION VI		EXCLUSIONS OF LIABILITY

	1	1(1) Lifts escalators and other services	17
		1 (2) Electricity/gas/water supply	17
		1(3) Fire overflow of water and vermin	17
		1(4) Water sprinklers	18
		1(5) Services	18

SECTION VII		ABATEMENT OF RENT

	1	Abatement	18

(iii)

SECTION VIII		DEFAULT

	1	Default	19
	2	Exercise of right	19
	3	Acceptance of rent	19
	4	Acts of contractors servants agents licensees customers	20
	5	Distraint	20
	6	Interest, legal costs and supply of information to agents	20

SECTION IX		DEPOSIT

	1	Deposit	21
	2	Increase in deposit	21
	3	Repayment of deposit	21
	4	Transfer of deposit	21

SECTION X		REGULATIONS

	1	Introduction of Regulations	22
	2	Conflict	22

SECTION XI		MARKET RENTAL AND PERCENTAGE RENTAL

	1	Determination of market rental	22
	2	Determination of percentage rental	23-25

(iv)

SECTION XII		GENERAL

	1	Landlord and tenant legislation	26
	2	Condonation not a waiver	26
	3	Letting notices	26
	4	Service of notices	26
	5	No fine	27
	6	Exclusion of warranties	27
	7	Name of building	27
	8	Stamp Duty and costs	27
	9	Normal Business Hours	27
	10	Tenant’s obligations not affected	27
	11	No enforcement of third party covenants	28
	12	No implied covenants	28
	13	Changes in common areas	28
	14	Reservations	29
	15	Severance	29
	16	Tenant’s effects	29
	17	Use of other premises	29
	18	Deed of Mutual Covenants	30
	19	Sale and Redevelopment	30
	20	Personal Data Collection Statement	30
	21	Privacy Policy, Notice and Consent	31
	22	Contracts (Rights of Third Parties) Ordinance Cap. 623	31
	23	Confidentiality	31
	24	Special conditions	32

SCHEDULE			33

SIGNATURES			34

ANNEXURES			35

(v)

Section I

AN AGREEMENT made the 31st day of October 2022 BETWEEN the party described as the Landlord in the Schedule hereto (hereinafter called “the Landlord”) of the one part and the party named and described as the Tenant in the Schedule hereto (hereinafter called “the Tenant”) of the other part.

SECTION I

INTERPRETATION AND AGREEMENT

1	1(1)	Interpretation

In this Tenancy Agreement the expressions set out in the Schedule hereto shall where the context so admits have the meanings respectively ascribed to them therein.

1(2)	Headings and index

The headings and index are intended for guidance only and do not form part of this Agreement nor shall any of the provisions of this Agreement be construed or interpreted by reference thereto or in any way affected or limited thereby.

1(3)	Gender

Unless the context otherwise requires words herein importing the masculine gender shall include the feminine and neuter and vice versa and words herein in the singular shall include the plural and vice versa.

2	Term premises rent and charges

The Landlord shall let and the Tenant shall take for the said term All Those the said premises as delineated in pink on the plan(s) annexed hereto Together with the use in common with the Landlord and all others having the like right of:-

2(1)	the entrances staircases landings passages and toilets in the said building, and

2(2)	the lifts and escalators in the said building whenever the same shall be operating, insofar as the same are necessary for the proper enjoyment of the said premises but except as the Landlord may from time to time restrict such use YIELDING AND PAYING therefor throughout the said term the rent air-conditioning charge service charge and promotional charge (all of which are unless the context otherwise requires hereinafter included under the term “rent”) as are set out in the Schedule which sums shall be payable exclusive of rates and other out-goings and in advance on the first day of each calendar month the first of such payments to be apportioned according to the number of days then unexpired in the month in respect of which such payment is due and the last of such payments to be apportioned according to the number of days of the said term remaining in the month in respect of which such payment is due.

1

Section II

SECTION II

RENT AND OTHER CHARGES

The Tenant hereby agrees with the Landlord as follows :-

1	Rent and charges

1(1)	To pay the rent air-conditioning charge service charge and promotional charge on the days and in the manner hereinbefore provided for payment thereof without deduction or set off (whether equitable or otherwise) or by bankers order if so required by the Landlord.

1(2)	The Landlord shall be entitled at any time and from time to time during the said term to serve a notice upon the Tenant increasing any of air-conditioning charge service charge and promotional charge by an amount which the Landlord shall deem appropriate having regard to all or any of the elements affecting the cost of providing the respective services, and thereafter such increased charge or charges shall be payable in lieu of the charge or charges provided for above and the Landlord’s assessment of the appropriate increase shall be conclusive and binding on the Tenant.

2	Rates

2(1)	To pay and discharge all rates taxes assessments duties charges impositions and outgoings of an annual or recurring nature now or hereafter to be assessed imposed or charged by the Government of the Hong Kong Special Administrative Region or other lawful authority upon the said premises or upon the owner or occupier thereof (Government rent and property tax only excepted).

2(2)	In the event that an assessment to rates in respect of the said premises shall be raised upon the Landlord direct the Landlord shall during the month immediately preceding any quarter in respect of which such rates may fall due be at liberty to debit the Tenant with the amount thereof and the same shall forthwith be paid by the Tenant to the Landlord whereupon the Landlord shall account for the same to the Government of the Hong Kong Special Administrative Region.

2

Section II / III

2(3)	In the event that no valuation of the said premises shall have been made in accordance with the Rating Ordinance (Cap. 116) or any statutory amendment or modification thereof for the time being in force the Landlord shall be at liberty to make an interim valuation thereof and to debit the Tenant with the amount which would be payable upon such interim valuation and the same shall forthwith be paid by the Tenant to the Landlord and any over-payment or under-payment by the Tenant on such interim valuation shall be adjusted when a valuation under the Rating Ordinance shall have been made known.

2(4)	The Landlord shall be entitled to treat non-payment of any amount debited to the Tenant in accordance with the foregoing provisions of this Clause or any part thereof in all respects as non-payment of rent under this Agreement.

3	Gas water and electricity charges

To pay and discharge all charges for gas water and electricity consumed in the said premises.

SECTION III

TENANT’S OBLIGATIONS

The Tenant hereby agrees with the Landlord as follows :-

1	Compliance with Ordinances

To obey and comply with all ordinances regulations bye-laws rules and requirements of any Governmental or other competent authority relating to the conduct and carrying on of the Tenant’s business on the said premises or to any other act deed matter or thing done permitted suffered or omitted therein or thereon by the Tenant or any employee agent contractor or licensee of the Tenant and to notify the Landlord forthwith in writing of any notice received from any statutory or public authority concerning or in respect of the said premises or any services supplied thereto.

2	Fitting out and Other Work

To fit out the said premises in accordance with such plans and specifications as shall have been first submitted to and approved in writing by the Landlord in a good and proper workmanlike fashion and in carrying out any approved work hereunder the Tenant shall and shall cause its servants agents contractors and workmen to cooperate fully with the Landlord and all servants agents contractors and workmen of the Landlord and with the building manager and other tenants and contractors carrying out any work on the said building and to obey and comply with all instructions and directions which may be given by the Landlord’s architect or other authorised representative or by the building manager in connection with the carrying out of such work provided that the Tenant shall not at any time during the said term without the prior written consent of the Landlord:-

3

Section III

2(1)	Installations and alterations

erect install remove or alter any fixtures partitioning or other erection or installation in the said premises or any part thereof or in any other part of the said building or without the like consent make or permit or suffer to be made alterations in or additions to the electrical or gas installations or to the air conditioning plumbing drainage fire fighting/detection or security systems or install or permit or suffer to be installed any equipment apparatus or machinery which requires any additional electrical/gas mains wiring/piping or which consumes electricity/gas not metered through the Tenant’s separate meter or which imposes a weight on any part of the flooring in excess of that for which it is designed, it being agreed that the Landlord shall be entitled to prescribe the maximum weight and permitted location of safes and other heavy equipment and to require that the same stand on supports of such dimensions and material to distribute the weight as the Landlord may deem necessary, nor

2(2)	Damage to walls ceilings and floors

drive or insert or permit or suffer to be driven or inserted any nails screws hooks brackets or similar articles into the doors ceilings windows walls beams floors structural members or any part of the fabric of the said premises or any of the plumbing or sanitary or air-conditioning or fire fighting/detection apparatus or installation therein nor cut maim injure drill into mark or deface the same or permit or suffer the same to be cut maimed injured drilled into marked or defaced, nor

2(3)	Floor covering

lay or use any floor covering or do anything which may damage or penetrate the existing flooring floor screed or slab.

3	Good repair of interior

To keep all the interior of the said premises including the flooring and interior plaster or other finishes or rendering to walls floors and ceilings and the Landlord’s fixtures therein and all additions thereto and including all shopfronts doors windows electrical and gas and plumbing installations and wiring and piping in good clean and tenantable repair and condition and properly preserved and painted and so to maintain the same throughout the said term at the expense of the Tenant and to the satisfaction of the Landlord, and subject to Clause 25 of Section III to deliver up the same to the Landlord at the expiration or sooner determination of the said term in like condition.

4	Replacement of shopfronts windows etc.

To reimburse to the Landlord and/or the building manager the cost of replacing all broken and/or damaged shopfronts windows and glass whether or not the same be broken or damaged by the negligence of the Tenant.

4

Section III

5	Repair of electrical installation

To repair or replace any electrical installation or wiring of the Tenant if the same becomes dangerous or unsafe or if so reasonably required by the Landlord or by the relevant utility company and in so doing the Tenant shall use only a contractor nominated by the Landlord in writing for the purpose.

6	Repair of gas installation

To repair or replace any gas installation or piping of the Tenant if the same becomes dangerous or unsafe or if so reasonably required by the Landlord or by the relevant utility company and in so doing the Tenant shall use only a contractor nominated by the Landlord in writing for the purpose.

7	Landlord’s Nominated Contractors

In carrying out any work to the electrical or gas installation or to the air conditioning plumbing drainage fire fighting / detection building automation and / or security systems the Tenant shall use only those contractors nominated by the Landlord in writing for the purpose and the Tenant shall pay to the Landlord as the Landlord’s handling fee a sum equivalent to ten percent (10%) of the price quoted by the nominated contractors for carrying out such work. The Tenant shall not commence any such work unless and until the Tenant has paid the Landlord’s handling fee to the Landlord as aforesaid.

8	Maintenance of sanitary and water apparatus

To keep the sanitary and water apparatus used exclusively by the Tenant and its servants agents licensees and customers in good clean and tenantable repair and condition to the satisfaction of the Landlord and in accordance with the regulations or bye-laws of all Public Health and other Government Authorities concerned.

9	Cleaning of drains

To pay to the Landlord on demand all costs incurred by the Landlord and/or the building manager in cleansing clearing repairing or replacing any of the drains pipes or sanitary or plumbing apparatus choked or stopped up owing to the careless or improper use or neglect by the Tenant or any employee agent licensee or customer of the Tenant.

10	Responsibility for defects

To be wholly responsible for any loss damage or injury caused to any person whomsoever or any property whatsoever whether directly or indirectly :-

10(1)	through the defective or damaged condition of any part of the interior of the said premises or any fittings fixtures wiring or piping therein or any equipment apparatus installation whatsoever which are used and enjoyed exclusively by the Tenant and its servants agents licensees and customers whether the same shall be in or at the said premises or otherwise, or

5

Section III

10(2)	through or in any way owing to the spread of fire or smoke or the leakage or overflow of water including storm or rain water into or from the said premises or any part thereof, or

10(3)	through the negligence or the act neglect default or omission of the Tenant, or

10(4)	through the use of the said premises by the Tenant, or

10(5)	through the operation by the Tenant of its business at or from the said premises.

11	Third party insurance

To effect and maintain throughout the said term insurance cover in respect of the Tenant’s obligations under Clause 10 of Section III with a reputable insurance company to the satisfaction of the Landlord and to produce to the Landlord as and when so required by the Landlord the policy of such insurance together with the receipt for the last payment of premium and a certificate from the relevant insurance company that the policy is fully paid up and in all respects valid and subsisting, in default of which the Landlord shall be entitled (but not obliged) at the Tenant’s expense to effect such insurance cover. The policy of such insurance shall be in the name of the Tenant and endorsed to show the interest of the Landlord and the building manager in the said building and shall be in such amount as the Landlord shall from time to time stipulate and shall contain a clause to the effect that the insurance cover thereby effected and the terms and conditions thereof shall not be cancelled modified or restricted without the prior written consent of the Landlord and the building manager.

12	Insurance of contents

To be wholly responsible for any loss or damage to property within the said premises including without limitation all furniture fixtures fittings goods chattels samples personal effects contents and stock and to effect with a reputable insurance company adequate insurance cover for the same in their full replacement value against all risks including without limitation those risks perils or under circumstances for which the Landlord’s liability is expressly or impliedly excluded under this Agreement. The Tenant undertakes to produce and make available to the Landlord as and when so required by the Landlord the policy of such insurance together with the receipt for the last payment of premium and a certificate from the relevant insurance company that the policy is fully paid up and in all respects valid and subsisting.

13	First class shopping and commercial centre

To furnish first class service to patrons and customers and to conduct the business of the Tenant so as not to prejudice the goodwill and reputation of the said building as a first class shopping and commercial centre. In particular but without limit to the generality of the foregoing the Tenant shall :-

13(1)	keep the said premises open for business throughout the Normal Business Hours as referred to in Clause 12 of the Schedule to this Agreement;

6

Section III

13(2)	not conduct any auction fire bankruptcy close-out or similar sales nor utilise any unethical business practice in the conduct of its business or otherwise Provided that this provision shall not preclude the conduct of genuine periodic seasonal or promotional sales;

13(3)	not permit any touting or soliciting for business or the distribution of any pamphlets or advertising matter to be conducted at or near the said premises or in any other part of the said building;

13(4)	at all times maintain on the said premises an adequate stock of merchandise for sale;

13(5)	install and at all times maintain displays of merchandise in the shopfront windows of the said premises and elsewhere throughout the said premises to a standard and composition appropriate to a first class shopping centre and to the satisfaction of the Landlord and it is agreed that the Landlord may order the removal of any item of display which it (the Landlord) in its sole opinion shall find offensive or objectionable; and

13(6)	at its expense keep lit the shopsign and shopfront windows of the said premises during such hours as the common areas of the said building are open and for the better observance of this provision the Tenant shall permit the Landlord to control the electrical circuits to the said shopsign and shopfront windows accordingly.

14	Protection from typhoons

To take all reasonable precautions to protect the interior of the said premises against damage by storm typhoon heavy rainfall or the like and in particular to ensure that all exterior doors and windows are securely fastened upon the threat of such adverse weather conditions.

15	Entry by Landlord

15(1)	To permit the Landlord and all persons authorized by it all reasonable times upon prior notice to enter the said premises for the following purposes

(i)	to view the state of repair of the said premises to take inventories of the fixtures therein to carry out any works repairs or maintenance which require to be done;

(ii)	to inspect the Tenant’s books documents vouchers or records and to install and operate the devices and equipment as more particularly mentioned in Clause 2(7) and Clause 2(8) of Section XI; and

(iii)	to show the said premises to prospective tenants during the last three months of the said term or to prospective purchasers at any time during the said term.

15(2)	In the event of an emergency the Landlord its servants or agents may enter the said premises without notice and forcibly if need be.

7

Section III

16	Notice to repair

On receipt of any notice from the Landlord or its authorised representative specifying any works or repairs which require to be done and which are the responsibility of the Tenant hereunder forthwith to put in hand and execute the same with all possible despatch and without any delay. Failure by the Tenant so to do will entitle the Landlord or its servants or agents to enter upon the said premises and forcibly if need be to carry out such works or repairs at the sole expense of the Tenant.

17	Outside windows

To keep all outside windows closed.

18	Inform Landlord of damage

To give notice in writing to the Landlord or its agent of any damage that may be suffered to the said premises or to persons thereon and of any accident to or defects in the water pipes gas pipes electrical wiring or fittings fixtures or other facilities provided by the Landlord.

19	Regulations

To observe and comply with such regulations as the Landlord and/or the building manager may introduce for the better operation and management of the podium of the said building as retail premises and shopping centre and/or for the use of the carpark in the said building and/or its recreational areas and outdoor facilities.

20	Cleaning contractors

To engage as cleaning contractors for the said premises only such contractors as may be nominated by the Landlord, provided that the Tenant may in addition to or substitution for such contractors employ its own direct staff for cleaning. Such cleaning contractors if engaged shall be engaged at the sole expense of the Tenant and at the rates agreed between the Landlord and the contractors.

21	Directory boards

To pay the Landlord immediately upon demand the cost of affixing repairing altering or replacing as necessary the Tenant’s name on the directory boards provided by the Landlord.

22	Service entrances and lifts

To load and unload goods and merchandise only at such times and through such service entrances and by such service lifts as shall be designated by the Landlord and/or the building manager for this purpose from time to time.

8

Section III

23	Refuse and garbage removal

To be responsible for the removal of garbage and refuse from the said premises to such location as shall be specified by the Landlord and/or the building manager from time to time and to use only that type of refuse container as is specified by the Landlord and/or the building manager from time to time. In the event of the Landlord or the building manager providing a collection service for garbage and refuse the same shall be used by the Tenant to the exclusion of any other similar service and the use of such service provided by the Landlord or the building manager shall be at the sole cost of the Tenant.

24	Title deeds

To observe and perform the covenants terms conditions and restrictions under which the said Lots are held from the Government of the Hong Kong Special Administrative Region or as referred to in any deed of mutual covenant or deed of dedication or other deed or instrument affecting the said building and/or its recreational areas and outdoor facilities for the time being in force (whether or not executed prior to the date of this Tenancy Agreement) so far as they relate to the said premises or the use thereof or the use of the common areas and facilities of the said building and/or its recreational areas and outdoor facilities but except always to the extent that the Landlord is obliged to observe and comply with the same pursuant to Section IV.

25	Yield up premises and handover

At the expiration or sooner determination of this tenancy to deliver up to the Landlord vacant possession of the said premises notwithstanding any rule of law or equity to the contrary together with such fittings fixtures alterations or additions thereto as the Landlord in its absolute discretion may be willing to retain but without payment of any compensation for such fittings fixtures alterations or additions and deliver to the Landlord all keys giving access to all parts of the said premises. The Tenant shall be entitled to remove its own trade fixtures subject to making good all damage including damage to the decoration caused by such removal and shall if required by the Landlord at the Tenant’s own costs and expenses remove all the Tenant’s fittings fixtures alterations or additions in or to the said premises or any part thereof and reinstate the said premises with Landlord’s standard specifications. If the Tenant shall upon commencement of this tenancy have agreed to accept any fittings fixtures alterations or additions which shall have been installed or made by any previous occupiers of the said premises, the Landlord shall have the right to require the Tenant to remove any or all of such fittings fixtures alterations or additions so made prior to the date of commencement of this tenancy and require the Tenant to make good any damage to the said premises caused by the installation or making of such fittings fixtures alterations or additions or its removal as if such fittings fixtures alterations or additions were made by the Tenant during the term of this tenancy.

9

Section III / IV

26	Indemnity against breach

To keep the Landlord indemnified from and against all actions claims losses damages and expenses arising from any breach non-observance or non-performance of any of the agreements or covenants on the part of the Tenant herein contained or from the operation by the Tenant of its business at or from the said premises or from the use of the said premises or of the electrical or gas installation or apparatus therein or out of any works carried out at any time during the said term to the said premises or out of anything now or during the said term attached to or projecting from the said premises or arising from the negligence or the act neglect default or omission of the Tenant.

SECTION IV

LANDLORD’S OBLIGATIONS

The Landlord hereby agrees with the Tenant as follows :-

1	Quiet enjoyment

That the Tenant paying the rent on the days and in the manner herein provided for payment of the same and observing and performing the agreements stipulations and conditions herein contained and on the Tenant’s part to be observed and performed shall peaceably hold and enjoy the said premises during the said term without any interruption by the Landlord or any person lawfully claiming under or in trust for the Landlord.

2	Government rent and property tax

To pay the Government rent payable in respect of the said Lots and the property tax payable in respect of the said building.

3	Roof and main structure

To use its reasonable endeavours or arrange for the building manager to use its reasonable endeavours to keep the roof of the said building and the main structure and walls thereof and the mains drains pipes and cables therein in a proper state of repair provided that the Landlord shall not incur any liability under this Clause unless and until written notice of any defect or want of repair has been given by the Tenant to the Landlord and the Landlord shall have after the lapse of a reasonable time from the date of service of such notice either failed to take reasonable steps to repair or remedy the same or failed to give due notice of the defect or want of repair to the building manager.

10

Section IV

4	Building management services

To carry out or arrange for such building management services as the Landlord may in its absolute discretion think fit with a view to maintaining the podium of the said building as a first class shopping centre.

5	Promotional services

To carry out or arrange for such promotional services and activities as the Landlord may in its absolute discretion think fit including

5(1)	the advertisement and promotion of the said building;

5(2)	publicity for the facilities and activities of the said building and the businesses of the tenants and occupiers therein; and

5(3)	publication and distribution of magazines, brochures, circulars and other material relating to the said building and its facilities activities and promotions.

6	Facilities

To use its reasonable endeavours or to arrange for the building manager to use its reasonable endeavours to maintain the lifts escalators and fire fighting/detection and air-conditioning plant and other facilities of the said building in proper working order.

7	Air-conditioning services

Subject to Clause 6 of this Section IV and to Clauses 1(1) and 1(2) of Section VI to provide or arrange for air-conditioning services to the said premises during Normal Business Hours. If the Tenant shall require additional air-conditioning services outside the times specified the Landlord shall on receiving reasonable notice of the Tenant’s requirements and subject as aforesaid provide the same to the Tenant or request the building manager to arrange for the same. The charges for air-conditioning services outside the times specified shall be determined by the Landlord and/or the building manager and notified to the Tenant from time to time.

8	Directory boards

To supply directory boards and to allot space thereon for the Tenant’s name to be affixed in such uniform lettering or characters as shall be designated by the Landlord.

11

Section V

SECTION V

RESTRICTIONS AND PROHIBITIONS

The Tenant hereby agrees with the Landlord as follows :-

1	Damage to common areas

Not to damage injure or deface any part of the fabric or walls or roof of the said building or of the common areas stairs and lifts and other facilities of the said building.

2	Floor loading

Not to load the floor of the said premises or any part thereof beyond the designed weight as stated in Clause 5 of the Schedule hereto.

3	Air-conditioning units

Not to install air-conditioning units at the said premises without the prior written consent of the Landlord.

4	Structural stability

Not to dig any hole or holes in or otherwise damage the concrete floor slab of the said premises.

5	Locks

Not without the prior written consent of the Landlord to alter the existing locks bolts and fittings on the entrance doors to the said premises nor to install any additional locks bolts or fittings thereon.

6	Loading of lifts

Not to place in any of the lifts in the said building anything the weight of which shall exceed the maximum weight as shown inside the said lifts.

12

Section V

7	Use of lifts

Not to load or unload or receive delivery of or despatch any goods or merchandise or permit or suffer the same to be loaded unloaded delivered or despatched in any of the lifts designated from time to time by the Landlord and/or the building manager as passenger lifts.

8	Nuisance or annoyance

Not to do or permit or suffer to be done any act or thing which may be or become a nuisance or annoyance or cause damage or danger to the Landlord or to the tenants or occupiers of other premises in the said building or in any adjoining or neighbouring building.

9	Noise

Not to produce or suffer or permit to be produced at any time in the said premises any noise which may in the opinion of the Landlord or the building manager (which opinion shall be conclusive) constitute a nuisance or give cause for reasonable complaint from the occupants of any other premises in the said building or persons using or visiting the same.

10	Signs

Not without the prior written consent of the Landlord to affix or display or permit or suffer to be affixed or displayed within or outside the said premises any signboard sign decoration advertising matter or other device whether illuminated or not save that

10(1)	the Tenant shall have its name displayed in English and Chinese in uniform lettering or characters designated by the Landlord on the directory boards such lettering and characters and any additions or alterations thereto to be produced and installed thereon by the Landlord’s nominated contractor at the Tenant’s expense which shall be determined by the Landlord at its sole discretion, and

10(2)	the Tenant shall be entitled at its own expense to have its name affixed in lettering and/or characters approved by the Landlord on a standard signbox above the shopfront(s) to the said premises such lettering and/or characters thereon and any additions or alterations thereto or thereon to be made by the Landlord at the Tenant’s expense. If the Tenant carries on business under a name other than its own name it shall notify the Landlord of the name under which its business is carried on and shall be entitled to have that name displayed as aforesaid, but the Tenant shall not be entitled to change its business name without the prior written consent of the Landlord which the Landlord may give or withhold at its discretion, and without prejudice to the foregoing, the Landlord may in connection with any application for consent under this Clause require the Tenant to produce such evidence as it may think fit to show that no breach of Clause 21 of this Section V has taken place or is about to take place.

13

Section V

11	User

Not to use or permit or suffer the said premises to be used for any purpose other than as described in Clause 5 of the Schedule hereto.

12	Illegal or immoral use

Not to use or permit or suffer the said premises to be used for any illegal or immoral purpose.

13	Sleeping or domestic use

Not to use or permit or suffer the said premises or any part thereof to be used as sleeping quarters or as domestic or residential premises within the meaning of any landlord and tenant legislation for the time being in force nor to allow any person to remain in the said premises overnight.

14	Manufacture or storage of goods

Not to use or permit or suffer the said premises to be used for the purpose of the production manufacture or working of goods and merchandise or for the storage of goods and merchandise other than samples reasonably required in connection with the Tenant’s business carried on therein.

15	Combustible or dangerous goods

Not to keep or store or permit or suffer to be kept or stored in the said premises any arms ammunition gun-powder salt-petre kerosene or other explosive or combustible substance or hazardous goods or any dangerous goods (as defined in the Dangerous Goods Ordinance Cap. 295 or any legislation replacing the same or any orders or regulations made thereunder) other than in accordance with the appropriate legislation from time to time in force and in such areas as the Landlord shall designate for such purposes.

16	Obstructions in passages

Not to encumber or obstruct or permit or suffer to be encumbered or obstructed with any boxes packaging rubbish or other obstruction of any kind or nature nor cause or permit any of its servants agents contractors licensees or customers to obstruct or use for any purpose other than that for which they are intended any of the entrances staircases landings passages lifts lobbies or other parts of the said building in common use and the Landlord and/or the building manager shall be entitled without notice and at the Tenant’s risk and expense to remove dispose of or clear as it sees fit any such material or obstruction and neither the Landlord nor the building manager shall thereby incur any liability to the Tenant or any other person whomsoever and the Tenant shall indemnify the Landlord and the building manager against all losses claims damages or expenses of and against the Landlord and the building manager in respect thereof.

14

Section V

17	Toilet facilities

Not to use or permit or suffer the toilet facilities in the said building, whether used exclusively by the Tenant or not, to be used for any purpose other than that for which they are intended and not to throw or permit or suffer to be thrown therein any foreign substance of any kind and the Tenant shall on demand pay to the Landlord or the building manager as the case may be the whole expense of any breakage blockage or damage resulting from a violation of this Clause.

18	Wiring and cables in common areas

Not to lay install affix or attach any wiring cables or other article or thing in or upon any of the entrances staircases landings passages lobbies or other parts of the said building in common use.

19	Preparation of food and prevention of odours

Not to prepare or permit or suffer to be prepared any food in the said premises or to cause or permit any odours which shall in the sole opinion of the Landlord be offensive or unusual to be produced upon permeate through or emanate from the said premises.

20	Animals pets and infestation

Not to keep or permit or suffer to be kept any animals or pets inside the said premises and at the Tenant’s expense to take all such steps and precautions as shall be required by the Landlord and/or the building manager to prevent the said premises or any part thereof from becoming infested by termites rats mice roaches or any other pests or vermin. The Tenant shall employ at the Tenant’s cost such pest extermination contractors as the Landlord and/or the building manager may require and at such intervals as the Landlord and/or the building manager may direct and to the exclusion of all others.

21	Subletting and assigning

Not to assign underlet share part with the possession of or transfer the said premises or any part thereof or any interest therein nor permit or suffer any arrangement or transaction whereby any person who is not a party to this Agreement obtains the use possession occupation or enjoyment of the said premises or any part thereof irrespective of whether any rental or other consideration is given therefor. The Tenancy shall be personal to the Tenant named in this Agreement and without in any way limiting the generality of the foregoing the following acts and events shall unless approved in writing by the Landlord be deemed to be breaches of this Clause 21 :-

21(1)	In the case of a tenant which is a partnership the taking in of one or more new partners whether on the death or retirement of an existing partner or otherwise;

15

Section V

21(2)	In the case of a tenant who is an individual (including a sole surviving partner of a partnership tenant) the death insanity or other disability of that individual to the intent that no right to use possess occupy or enjoy the said premises or any part thereof shall vest in the executors administrators personal representatives next of kin trustee or committee of any such individual;

21(3)	In the case of a tenant which is a corporation any take-over reconstruction amalgamation merger voluntary liquidation or change in the person or persons who directly or indirectly owns or own or controls or control a majority of its voting shares or who otherwise has or have effective control thereof;

21(4)	The giving by the Tenant of a power of attorney or similar authority whereby the donee of the power obtains the right to use possess occupy or enjoy the said premises or any part thereof or does in fact use possess occupy or enjoy the same;

21(5)	The change of the Tenant’s business name.

22	Breach of Conditions

Not to do or permit or suffer to be done any act deed matter or thing whatsoever which amounts to a breach of any of the terms and conditions under which the said Lots are held from the Government of the Hong Kong Special Administrative Region or as referred to in any deed of mutual covenant or deed of dedication or other deed or instrument affecting the said building and/or its recreational areas and outdoor facilities for the time being in force (whether or not executed prior to the date of this Tenancy Agreement) and to indemnify the Landlord against any such breach.

23	Breach of insurance policy

Not to do or permit or suffer to be done any act deed matter or thing whatsoever whereby the insurance on the said building against loss or damage by fire and/or other insurable perils and/or claims by third parties for the time being in force may be rendered void or voidable or whereby the premium thereon may be increased Provided that if as the result of any act deed matter or thing done permitted or suffered by the Tenant the premium on any such policy of insurance shall be increased the Landlord shall be entitled without prejudice to any other remedy hereunder to recover from the Tenant the amount of any such increase.

24	Aerials

Not to erect or permit or suffer to be erected on or from any part of the said building or on or within or from any part of the said premises any aerial antenna satellite dish or other device for any telepoint network or telecommunication purpose or otherwise, and not to interfere with remove dismantle or alter those common aerials (if any) provided by the Landlord and/or the building manager.

16

Section V / VI

25	Parking

Not to park in obstruct or otherwise use nor permit any employee agent licensee or contractor of the Tenant to park in obstruct or otherwise use those areas of the said building allocated to the parking or movement of or access for vehicles or designated as loading/unloading areas otherwise than in accordance with the Regulations from time to time made by or on behalf of the Landlord and/or the building manager.

26	Use of building name

Not without the prior written consent of the Landlord to use or permit to be used the name/ logo or any part of the name/logo of the Landlord or of the said building or any picture representation or likeness of the whole or any part of such name/logo or of the said building or of the said premises in connection with the business or operations of the Tenant or for any purpose whatsoever other than to indicate the address and place of business of the Tenant.

SECTION VI

EXCLUSIONS OF LIABILITY

1	The Landlord shall not be liable to the Tenant in respect of any claim loss (including but not limited to loss of profits) or damage or expense by or to person or property sustained by the Tenant by or through or in any way owing to :-

1(1)	Lifts escalators and other services

any defect in or breakdown or suspension of the lifts escalators fire fighting/ detection or water sprinkler equipment air-conditioning plant or other facilities of the said building or any of them, or

1(2)	Electricity/gas/water supply

any failure malfunction explosion or suspension of the electricity gas or water supply to the said building or the said premises, or

1(3)	Fire overflow of water and vermin

fire or the overflow or leakage of water including rain, storm or sea water from anywhere within the said building or the influx of water including rain, storm or sea water into the said building or the said premises or the activity of termites pests rats or other vermin in the said building, or

17

Section VI / VII

1(4)	Water sprinklers

any use of water sprinkler devices whether by intentional operation or as a result of mechanical failure or malfunction, or

1(5)	Services

the adequacy or otherwise of any of the management services (including security) and/or promotional activities rendered by the Landlord and/or the building manager or the failure to render the same or the suspension or interruption thereof for whatever reason, whether or not the same may be caused by the negligence of the Landlord or any of its servants agents contractors or licensees, nor shall the rent or air-conditioning charge or service charge or promotional charge or any part or parts thereof cease to be payable other than in the circumstances set out in Section VII.

SECTION VII

ABATEMENT OF RENT

1	Abatement

If :-

1(1)	the said building or the said premises or any part thereof shall be destroyed or so damaged by fire typhoon Act of God Force Majeure or other cause so as to be rendered unfit for use and occupation, or

1(2)	the said building is made the subject of a closure order or demolition order, then provided the insurance on the said building shall not be vitiated by the act neglect default or omission of the Tenant the rent or a part thereof proportionate to the damage sustained shall cease to be payable until the said premises shall have been restored or reinstated.

2	The Landlord shall be under no obligation to repair or reinstate the said premises if in its opinion it is not reasonably economical or practicable so to do.

3	If the whole or substantially the whole of the said premises shall in the circumstances set out in Clause l of this Section VII have been destroyed or rendered unfit for use and occupation and shall not have been repaired and reinstated within six months of the occurrence of the destruction or damage either party shall be entitled at any time thereafter before the same are so repaired and reinstated to terminate this Agreement by notice in writing to the other.

18

Section VIII

SECTION VIII

DEFAULT

It is hereby further expressly agreed and declared as follows :-

1	Default

If the rent or any part thereof shall be unpaid for fourteen days after the same shall become payable (whether legally or formally demanded or not) or if the Tenant shall fail or neglect to observe or perform or comply with any of the agreements stipulations or conditions herein contained and on the Tenant’s part to be observed performed and complied with or if the Tenant shall become bankrupt or being a corporation shall go into liquidation or if any petition shall be filed for the winding up of the Tenant or if the Tenant shall otherwise become insolvent or make any composition or arrangement with creditors or shall suffer any execution to be levied on the said premises or otherwise on the Tenant’s goods then and in any such case it shall be lawful for the Landlord at any time thereafter to re-enter on the said premises or any part thereof in the name of the whole whereupon this Agreement shall absolutely cease and determine but without prejudice to any right of action by the Landlord in respect of any outstanding breach or non-observance or non-performance of any of the agreements stipulations and conditions herein contained and on the Tenant’s part to be observed and performed and to the Landlord’s right to deduct all loss and damages thereby incurred from the deposit paid by the Tenant in accordance with Section IX hereof and without prejudice to the Landlord’s right of forfeiture thereof.

2	Exercise of right

A written notice served by the Landlord on the Tenant in manner hereinafter mentioned to the effect that the Landlord thereby exercises the power of re-entry herein contained shall be a full and sufficient exercise of such power without physical entry on the part of the Landlord.

3	Acceptance of rent

Acceptance of rent by the Landlord shall not be deemed to operate as a waiver by the Landlord of any right to proceed against the Tenant in respect of any breach non-observance or non-performance by the Tenant of any of the agreements stipulations and conditions herein contained and on the Tenant’s part to be observed and performed.

19

Section VIII

4	Acts of contractors servants agents licensees customers

For the purpose of these presents the negligence or act neglect default or omission of any contractor servant agent licensee or customer of the Tenant shall be deemed to be the negligence or act neglect default or omission of the Tenant.

5	Distraint

For the purposes of distress for rent in terms of Part III of the Landlord and Tenant (Consolidation) Ordinance (Cap.7) or any statutory modification or re-enactment for the time being in force and of these presents the rent payable in respect of the said premises shall be and be deemed to be in arrears if not paid in advance at the times and in manner hereinbefore provided for payment thereof.

6	Interest, legal costs and supply of information to agents

The Landlord shall have the right without prejudice to any other right or remedy hereunder to charge interest at three percent (3%) over the best lending rate from time to time of The Hongkong & Shanghai Banking Corporation Limited in respect of any payments to be made to the Landlord under Clauses 1 and 2 of Section II as shall be more than fourteen days in arrears and such interest shall be payable from the date upon which such payment in arrears fell due and not fourteen days thereafter. The Landlord shall further be entitled to recover from the Tenant as a debt all Solicitors’ and/or Counsel’s fees (on a solicitor and own client basis) and court fees incurred by the Landlord for the purpose of recovering any rent in arrears and/or other moneys unpaid or any part thereof from the Tenant or in enforcing any of the provisions of this Agreement against the Tenant and the Landlord shall further be entitled to supply to such solicitors counsel enquiry or collection agents as the Landlord may appoint such information or personal data in the possession of the Landlord concerning the Tenant as may be necessary for any of the purposes aforesaid without the further consent of the Tenant being obtained.

20

Section IX

SECTION IX

DEPOSIT

1	Deposit

The Tenant shall on the signing hereof deposit with the Landlord the sum specified as the deposit in the Schedule to secure the due observance and performance by the Tenant of the agreements stipulations and conditions herein contained and on the Tenant’s part to be observed and performed. The said deposit shall be retained by the Landlord throughout the said term free of any interest to the Tenant and in the event of any breach or non- observance or non-performance by the Tenant of any of the agreements stipulations or conditions aforesaid the Landlord shall be entitled to terminate this Agreement in which event the said deposit may be forfeited to the Landlord. Notwithstanding the foregoing the Landlord may at its option elect not to terminate this Agreement but to deduct from the deposit the amount of any monetary loss incurred by the Landlord in consequence of the breach non-observance or non-performance by the Tenant in which event the Tenant shall as a condition precedent to the continuation of the Tenancy deposit with the Landlord the amount so deducted and if the Tenant shall fail so to do the Landlord shall forthwith be entitled to re-enter on the said premises or any part thereof in the name of the whole and to determine this Agreement in which event the deposit may be forfeited to the Landlord as hereinbefore provided.

2	Increase in deposit

If there shall for whatever reason be any increase or increases in the rent and/or rates and/ or air-conditioning charge and/or service charge and/or promotional charge during the said term the Tenant shall upon such increase becoming applicable pay to the Landlord by way of an increase in the said deposit a sum proportional to the said increase in rent rates air-conditioning charge service charge and/or promotional charge and the payment of such amount shall be a condition precedent to the continuation of the Tenancy.

3	Repayment of deposit

Subject as aforesaid the said deposit shall be refunded to the Tenant by the Landlord without interest within thirty days after the expiration of this Agreement and the delivery of vacant possession to the Landlord or within thirty days of the settlement of the last outstanding claim by the Landlord against the Tenant in respect of any breach non-observance or non-performance of any of the agreements stipulations or conditions herein contained and on the part of the Tenant to be observed and performed whichever is the later.

4	Transfer of deposit

On an assignment by the Landlord of its reversionary interest the Landlord may transfer the said deposit to the assignee of the Landlord’s reversion (the “Assignee”) subject to the Landlord procuring prior to the transfer a covenant from the Assignee in favour of the Tenant that the Assignee shall hold the said deposit upon and subject to the terms of this Section IX whereupon the Landlord shall thereby be released from any and all further obligations to the Tenant or otherwise in respect of the said deposit.

21

Section X / XI

SECTION X

REGULATIONS

1	Introduction of Regulations

The Landlord reserves the right for itself and/or for the building manager from time to time and by notice in writing to the Tenant to make and introduce and subsequently amend adapt or abolish if necessary such Regulations as it may consider necessary for the better operation and management of the podium of the said building as retail premises and shopping centre and/or for the use of the carpark in the said building and/or its recreational areas and outdoor facilities.

2	Conflict

Such Regulations shall be supplementary to the terms and conditions contained in this Agreement and shall not in any way derogate from such terms and conditions. In the event of conflict between such Regulations and the terms and conditions of this Agreement the terms and conditions of this Agreement shall prevail.

SECTION XI

MARKET RENTAL AND PERCENTAGE RENTAL

1	Determination of market rental

In respect of each period of the said term in relation to which reference is made to market rental the same shall be determined as follows

1(1)	During the penultimate month of the period immediately preceding the period in question the Landlord shall notify the Tenant of the Landlord’s assessment of the market rental for the period in question and the Tenant shall within fourteen days of such notice lodge with the Landlord a written notice accepting or objecting to the Landlord’s assessment. If the Landlord does not receive any notice of objection from the Tenant within the time limit as aforesaid then the Landlord’s assessment shall be and be deemed to be the market rental for the period in question (in which respect time shall be of the essence).

1(2)	In the event that the Tenant shall within the time limit aforesaid lodge a notice objecting to the Landlord’s assessment, then if within fourteen days of the lodging of the Tenant’s objection notice the parties fail or are otherwise unable to agree the market rental for the period in question either party may by notice in writing require the same to be determined by arbitration.

22

Section XI

1(3)	The arbitration shall be held before a single arbitrator and shall be conducted in accordance with the provisions of the Arbitration Ordinance (Cap. 609) or any statutory amendment or modification thereof for the time being in force and the determination of the arbitrator shall be final and binding upon the parties hereto.

1(4)	The arbitrator shall be a chartered surveyor practising in Hong Kong to be appointed in default of agreement between the parties by the President for the time being of the Hong Kong Institute of Surveyors.

1(5)	The arbitrator shall be required to determine the sum which in his opinion represents a fair open market rental for the said premises for the period in question and such sum shall be and be deemed to be the market rental for the period in question. Pending determination of the arbitration and irrespective of any Landlord’s assessment the Tenant shall continue to pay monthly on account of the rent payable the minimum rental specified in the Schedule hereto for the period in question or the rent that shall have been payable by the Tenant in respect of the penultimate month of the period immediately preceding the period in question whichever shall be the higher. Upon determination of the arbitration the rent for the period in question shall be adjusted with effect from the beginning of such period and any increase due by the Tenant shall be paid within twenty one days.

1(6)	The expenses of the arbitration shall be borne by the Tenant unless the market rental determined by the arbitrator shall be less than that assessed by the Landlord in accordance with Clause 1(1) of this Section XI in which case the expenses of the arbitration shall be borne by the Landlord and the Tenant in equal shares and each party shall bear its own costs.

2	Determination of percentage rental

In respect of each period of the said term in relation to which reference is made to percentage rental the same shall be determined as follows :-

2(1)	The percentage rental shall be the amount (if any) by which the percentage (particulars of which are stipulated in the Schedule) of the gross receipts (as hereinafter defined) in a month exceeds the minimum rental or the market rental as the case may be payable for the month in question as also stipulated in the Schedule.

2(2)	The Tenant shall throughout the said term keep or cause to be kept complete and accurate and true records of gross receipts in each month.

2(3)	Within seven days after the end of each calendar month of the said term the Tenant shall prepare and deliver to the Landlord a written statement certified by the Tenant’s Chief Accountant as true and correct showing the gross receipts for the preceding month. Each written statement shall be in such form and contain such particulars as the Landlord may from time to time require.

23

Section XI

2(4)	Upon receipt by the Landlord of each written statement referred to in Clause 2(3) of this Section XI the Landlord shall calculate the percentage rental (if any) in accordance with the foregoing provisions and shall serve upon the Tenant a written demand for the percentage rental for the month in question and the same shall forthwith be paid by the Tenant to the Landlord and in no event later than twenty one days after the end of the month in respect of which payment is due.

2(5)	At the close of each accounting period (as hereinafter defined) the Tenant will cause its entire records for that accounting period to be audited by auditors appointed from time to time by the Tenant and approved by the Landlord and within ninety days after the close of the accounting period in question the Tenant shall cause its auditors to issue a certificate as to the gross receipts for each month of the accounting period in question and such certificate shall forthwith be delivered to the Landlord.

2(6)	Within fourteen days after the delivery of the certificate of its auditors showing the gross receipts for each month of the accounting period in question the Tenant shall pay to the Landlord or the Landlord will pay to the Tenant as the case may be such amount as may be necessary to ensure that the amounts paid by the Tenant to the Landlord in each month of the accounting period in question are the amounts specified in Clause 2(1) of this Section XI as calculated by reference to the auditors’ certificate.

2(7)	The Tenant shall permit any auditors appointed by the Landlord (“Landlord’s auditors”) to inspect at any time all books documents vouchers or records whatsoever which were or ought in the opinion of the Landlord’s auditors to be taken into account in the calculation of gross receipts for any particular month or for any particular accounting period. If any such inspection shall reveal that the figures which in the opinion of the Landlord’s auditors accurately reflect the gross receipts (“Landlord’s computation of gross receipts”) for any month in question exceed by 1% or more the gross receipts shown in the relevant written statement referred to in Clause 2(3) of this Section XI, the Tenant shall pay to Landlord within ten (10) days after demand the cost of said audit together with the deficiency, which shall in any event be payable on demand. In the event the Landlord’s computation of gross receipts for any month in question exceeds the relevant written statement referred to in Clause 2(3) of this Section XI for the same month by five percent (5%) or more the Landlord may without prejudice to any other rights and remedies under this Clause 2 forfeit this Agreement forthwith.

2(8)	The Tenant shall also permit the Landlord and all persons authorized by it to install and operate in the said premises and from time to time to inspect repair or replace any devices equipment appliances apparatus mechanisms instruments whether electronic or otherwise which the Landlord may deem necessary for the purpose of testing ascertaining or determining the gross receipts which devices equipment appliances apparatus mechanisms and instruments the Tenant shall not interfere with conceal or remove.

24

Section XI

2(9)	If the Tenant fails to deliver any of the written statements referred to in Clause 2(3) of this Section XI or fails to provide the Certificate by the Tenant’s auditors referred to in Clause 2(5) of this Section XI or if the Tenant does not permit the Landlord’s auditors to inspect the books documents vouchers and records referred to in Clause 2(7) of this Section XI or if the same are insufficient to enable the Landlord’s auditors to make an accurate calculation of the gross receipts for any month in question or if the Tenant does not permit the Landlord or its authorised agents to install and operate the devices and equipment referred to in Clause 2(8) of this Section XI then the Landlord may without prejudice to any other rights and remedies of the Landlord in this Agreement, in its discretion by notice in writing to the Tenant make an estimate of gross receipts for such month or months and the Tenant shall within fourteen (14) days of receipt of the Landlord’s written notice of such estimate pay to the Landlord the percentage rental based on the Landlord’s estimate of the gross receipts and the Landlord shall be entitled to treat non-payment of any such sum or any part thereof as non-payment of rent under this Agreement. Notwithstanding that the Landlord may have made any such estimate or that the Tenant may have paid the percentage rental based on the Landlord’s estimate of gross receipts, the Tenant shall not be relieved of any obligations on its part to be performed under the other provisions of this Clause 2.

2(10)	For the purposes of this Clause 2 the following expressions shall have the meanings assigned to them as follows :-

“Gross receipts” shall include the gross proceeds of all goods and services of any and every kind and description sold (whether on credit or otherwise) or provided or delivered within or through the said premises including (a) goods and services contracted for or ordered or made reservation at the said premises but delivered to customers elsewhere or (b) goods ordered from elsewhere or through other platforms or means whether electronically or online, and including service charges and all rents and other sums and charges received by the Tenant from any franchisee or licensee or other persons permitted to operate from or within the said premises and all other income of any and every kind and description deriving from or in respect of the said premises but excluding any tailoring/alteration charge that may be levied by the Tenant on its customers. Without prejudice to the generality of the foregoing, for those online sales related activities carried out in the said premises by the Tenant or by any other company within the Tenant’s group (i.e. delivering and exchanging of the online purchased goods in the said premises upon customer’s request; placing an order of goods through electronic devices/means made available to customers), gross receipts shall also include all the sales and turnover achieved and generated by the Tenant resulting from (i) the online sales made through the electronic devices or e-commerce platforms available in the said premises, regardless of the delivery place and (ii) the goods purchased online or e-commerce platforms other than through the electronic devices/means made available at the said premises but delivered by the Tenant to the customers at the said premises, and

“Accounting period” shall be the period from 1st January to 31st December in each year save that the first accounting period shall be the period from the date upon which rent commences to be payable to 31st December in the same year and the last accounting period shall be the period from 1st January in the last year of the said term to the date of expiration or earlier determination of the said term.

25

Section XII

SECTION XII

GENERAL

1	Landlord and tenant legislation

To the extent that the Tenant can lawfully so do the Tenant hereby expressly agrees to deprive itself of all rights (if any) to protection against eviction or ejectment afforded by any existing or future legislation from time to time in force and applicable to the said premises or to this Tenancy and the Tenant agrees to deliver up vacant possession of the said premises to the Landlord on the expiration or sooner termination of the Tenancy hereby created notwithstanding any rule of law or equity to the contrary.

2	Condonation not a waiver

No condoning excusing or overlooking by the Landlord of any default breach or non-observance or non-performance by the Tenant at any time or times of any of the Tenant’s obligations herein contained shall operate as a waiver of the Landlord’s rights hereunder in respect of any continuing or subsequent default breach or non-observance or non-performance or so as to defeat or affect in any way the rights and remedies of the Landlord hereunder in respect of any such continuing or subsequent default or breach and no waiver by the Landlord shall be inferred from or implied by anything done or omitted by the Landlord unless expressed in writing and signed by the Landlord. Any consent given by the Landlord shall operate as a consent only for the particular matter to which it relates and in no way shall be considered as a waiver or release of any of the provisions hereof nor shall it be construed as dispensing with the necessity of obtaining the specific written consent of the Landlord in the future unless expressly so provided.

3	Letting notices

During the three months immediately preceding the expiration of the said term the Landlord shall be at liberty to affix and maintain without interference upon any external part of the said premises a notice stating that the said premises are to be let and such other information in connection therewith as the Landlord shall reasonably require.

4	Service of notices

Any notice required to be served hereunder shall if to be served on the Tenant be sufficiently served if addressed to the Tenant and sent by prepaid post to or delivered at the said premises or the Tenant’s last known place of business or residence in Hong Kong and if to be served on the Landlord shall be sufficiently served if addressed to the Landlord and sent by prepaid post to or delivered at its registered office or any other address which the Landlord may notify to the Tenant from time to time.

26

Section XII

5	No fine

The Tenant acknowledges that no fine premium key money or other consideration has been paid by the Tenant to the Landlord for the grant of this tenancy and no advantage, pecuniary or otherwise, has been sought by or paid to any member of the Landlord’s staff and/or any staff of the Landlord’s duly authorized agent by the Tenant for the purpose of this Agreement on the terms stated herein.

6	Exclusion of warranties

6(1)	This Agreement sets out the full agreement reached between the parties and no other representations have been made or warranties given relating to the Landlord or the Tenant or the said building or the said premises including, any of the Landlord’s plan and intention or any changes thereof as covered by and contemplated in Clause 19 under Section XII hereof and if any such representation or warranty has been made given or implied the same is hereby waived.

6(2)	Nothing herein contained or implied nor any statement or representation made by or on behalf of the Landlord prior to the date hereof shall be taken to be a covenant warranty or representation that the said premises can lawfully be used for the use specified herein.

7	Name of building

The Landlord reserves the right to name the said building with any such name or style as it in its sole discretion may determine and at any time and from time to time to change alter substitute or abandon any such name and without compensation to the Tenant provided that the Landlord shall give the Tenant and the Postal and other relevant Government Authorities not less than three months notice of its intention so to do.

8	Stamp Duty and costs

The stamp duty and registration fees (if any) on this Agreement and its counterpart shall be borne by the Landlord and the Tenant in equal shares and each party shall pay its own legal costs (if any) of and incidental to the preparation and completion of this Agreement.

9	Normal Business Hours

The said premises shall be open to the public for business between the Normal Business Hours and shall not be open to the public for business between the hours of midnight and 8 a.m. on any day.

10	Tenant’s obligations not affected

This Tenancy and the obligation of the Tenant to observe and perform the covenants and agreements on the part of the Tenant herein contained shall in no way be affected impaired or excused because the Landlord is unable to fulfil or is delayed in fulfilling any of its obligations under this Tenancy or is unable to make or is delayed in making any repair addition alteration or decoration or is unable to supply or is delayed in supplying any equipment or service hereunder.

27

Section XII

11	No enforcement of third party covenants

Nothing herein contained shall confer on the Tenant any right to the benefit of or to enforce any covenant or agreement contained in any lease or tenancy agreement or any other instrument relating to any other part or parts of the said building or to any other premises belonging to the Landlord or limit or affect the right of the Landlord to deal with the same now or at any time hereafter in any manner which the Landlord may think appropriate and this Tenancy shall not be deemed to include and shall not operate to convey or let to the Tenant any ways liberties privileges easements rights or advantages whatsoever in through over or upon any land or premises adjoining or near to the said premises except as herein expressly provided.

12	No implied covenants

12(1)	The Landlord shall be under no obligation to provide or supply to the Tenant or arrange for the same services or other things as the Landlord may be providing or supplying or arranging to any other part or parts of the said building or to any other premises belonging to the Landlord or to the tenants or occupiers thereof, nor to provide or supply or arrange for any services or other things save those services or things which the Landlord hereinbefore expressly covenants to provide or supply or arrange for.

12(2)	Notwithstanding anything in any provision contained in this Tenancy the Landlord shall not be liable to the Tenant nor shall the Tenant have any claim against the Landlord in respect of any interruption in any of the services or things which the Landlord provides or supplies or arranges by reason of :-

(i)	any necessary inspection overhaul repair or maintenance of any plant equipment installation or apparatus or damage thereto or destruction thereof by reason of electrical mechanical or other defect or breakdown, or

(ii)	inclement conditions or shortage of fuel materials water or labour, or

(iii)	whole or partial failure or stoppage of any mains supply, or

(iv)	any other circumstances of whatsoever nature beyond the control of the Landlord or the building manager.

13	Changes in common areas

The Landlord shall be entitled at any time and from time to time to extend or reduce the areas of the entrances landings staircases passages lobbies or other parts of the said building intended for common use or to make or cause to be made changes or alterations thereto for whatsoever reason as may be determined by the Landlord without incurring any liability to the Tenant on any account whatsoever.

28

Section XII

14	Reservations

There is reserved to the Landlord and all other persons at any time authorised by the Landlord or otherwise so entitled full right and liberty at all times without the necessity of obtaining consent and without compensation

14(1)	to enter upon and/or pass through the said premises for the purpose of access to and egress from any part of the said building (including without prejudice to the generality thereof the roof plant rooms and meter rooms ducts shafts and lightwells) to which access cannot be readily obtained without entry upon the said premises, and

14(2)	to enter upon and be in the said premises for the purpose of carrying out any inspection repairs or maintenance of or other necessary works to any services installations or facilities upon over in through or under the said premises and serving other premises within the said building where such work cannot reasonably be carried out from outside the said premises, the persons exercising such right causing as little inconvenience as reasonably practicable and making good all damage thereby occasioned to the said premises or anything thereon, and

14(3)	to use the external surfaces of the walls windows window frames and other parts of the said premises for the purposes of repairs maintenance improvements and decoration (whether permanent or seasonal) or otherwise together with the right to erect attach and retain scaffolding or other structures as shall be convenient for such purposes.

15	Severance

If any part of any provision of this Agreement shall to any extent be invalid or unenforceable the remainder of such provision and all other provisions of this Agreement shall remain valid and enforceable to the fullest extent permitted by law.

16	Tenant’s effects

The Tenant hereby irrevocably appoints the Landlord as its agent to deal with at the Tenant’s risk and expense any of the Tenant’s effects left on or about the said premises for more than seven days after the end of the said term to the intent that the Landlord may without liability to the Tenant dispose of or destroy or otherwise deal with the same as the Landlord shall think fit.

17	Use of other premises

The Tenant shall not be entitled to complain about nor shall the Tenant have any claim against the Landlord in respect of any alleged noise or nuisance or interference with its user of the said premises due to any operations being carried on in other parts of the said building, whether by the Landlord or any other owner or by any of their respective tenants licensees or occupiers.

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Section XII

18	Deed of Mutual Covenant

If the Landlord shall at any time cease to be the sole registered owner of the said Lots and/ or the said building the Landlord shall be at liberty to enter into any deed(s) of mutual covenant and/or management agreement(s) in relation to the said building as it sees fit provided that no such deed of mutual covenant or management agreement shall contain any covenant term or condition which shall unreasonably limit or restrict the proper use by the Tenant of the said premises pursuant to and in accordance with the whole provisions of this Tenancy Agreement.

19	Sale and Redevelopment

If at any time during the tenancy hereby created the Landlord shall enter into a contract for the sale of the said building or of any part thereof which shall include the said premises or if the Landlord shall resolve to redevelop the said building or any part thereof whether wholly by demolition and rebuilding or otherwise, or partially by renovation, refurbishment or otherwise (which intention so to redevelop shall be sufficiently and conclusively evidenced by a copy of a Resolution of its Directors certified to be a true and correct copy by its Secretary) then in either of such events the Landlord shall be entitled to give six clear calendar months’ notice in writing expiring at the end of any calendar month during the tenancy hereby created terminating this Agreement and immediately upon the expiration of such notice this Agreement and everything herein contained shall cease and be void and neither party shall have any claim against the other in respect thereof but without prejudice to the rights and remedies of either party against the other in respect of any antecedent claim or breach of any of the agreements or stipulations herein set out.

20	Personal Data Collection Statement

The Tenant notes that the Landlord will preserve the confidentiality of the Tenant’s personal data and information collected and obtained from this Agreement. The Tenant further agrees and acknowledges that the Tenant is required to provide personal data and information including but not limited to the Tenant’s name(s), HKID card number, incorporation number, business registration number, mailing address, phone number, email address and bank account information. The Tenant understands that the purposes for the collection of the above personal data and information include but not limited to processing or facilitating or operating or enforcing this Agreement and/or for marketing the events, services, and facilities in relation to the Landlord and/or the businesses and operating segments (including but not limited to commercial, industrial, retail, residential, and hotel) of its group of companies and associated companies in Hong Kong and elsewhere. In the event that any such data or information is not provided, the Landlord may be unable to perform and carry out the terms and conditions laid down in this Agreement or to provide such information or materials which the Landlord considers will be of interest to the Tenant.

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Section XII

21	Privacy Policy, Notice and Consent

The Tenant agrees that the Landlord may disclose and/or transfer the Tenant’s non-financial personal data or information to the Landlord’s group of companies and associated companies for purposes include but not limited to processing or facilitating or operating or enforcing this Agreement and/or for marketing the events, services, and facilities in relation to the Landlord and/or the businesses and operating segments (including but not limited to commercial, industrial, retail, residential, and hotel) of its group of companies and associated companies in Hong Kong and elsewhere. The Tenant further agrees to the Landlord’s use and/or transfer of the Tenant’s personal data or information (such as the Tenant’s name(s), mailing address, phone number, and email address) to its group of companies or associated companies for direct marketing purposes.

Under the provisions of the Personal Data (Privacy) Ordinance, the Tenant has the right to request access and correct the Tenant’s personal data. If the Tenant wishes to access or make corrections to the Tenant’s data, the Tenant can submit a written request to the Landlord at Suites 1501-6,15/F., Tower Two, Times Square, 1 Matheson Street, Causeway Bay, Hong Kong.

22	Contracts (Rights of Third Parties) Ordinance Cap. 623

For the purpose of the Contracts (Rights of Third Parties) Ordinance Cap. 623 of the laws of Hong Kong, all provisions of the terms and conditions herein apply equally to and are for the benefit of the Landlord’s building manager, service providers, its employee, affiliates, agents suppliers, contractors and sub-contractors, partner organization, subsidiaries and associated companies insofar as they and each of them have been referred to or mentioned herein and they and each of them shall have the right to assert and enforce such provisions directly or on its own behalf (save that the terms and conditions herein may be varied or rescinded by the Landlord and the Tenant without the consent of those parties). Subject to the previous sentence, no provision of the terms and conditions herein is otherwise enforceable by any person who is not a party to it. This means that other than as set out in the first sentence above, the Landlord and the Tenant are the only entity who can enforce the provisions of the terms and conditions herein.

23	Confidentiality

In consideration of the Landlord’s leasing or agreeing to lease the said premises to the Tenant pursuant to the commercial terms as set out in this Agreement, the Tenant undertakes to keep confidential and not to disclose to any third party nor use in any manner whatsoever any of the terms and conditions herein or any other information whatsoever in connection therewith during the said term and any renewal thereof without the Landlord’s prior written consent. This restriction shall continue to apply without limit in point of time.

The Tenant undertakes to procure its employees to keep confidential and not to disclose nor use such terms, conditions and/or information as aforesaid without the Landlord’s prior written consent. The Tenant further agrees not to register this Agreement at the Land Registry.

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Section XII

24	Special conditions

AS WITNESS the hands of the parties hereto the day and year first above written.

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SCHEDULE

1.	The Landlord means the registered owner of the said Lots (including where the context so admits its successors and assigns) acting by its duly authorised agent, Harriman Leasing Limited.

2.	The Tenant means HWS SPA HOLDINGS LIMITED

3.	The said Lots mean Inland Lot No. 718, Inland Lot No. 722, Section A of Inland Lot No. 724, Section B of Inland Lot No. 724, the Remaining Portion of Inland Lot No. 724, Section A of Inland Lot No. 725, the Remaining Portion of Inland Lot No. 725, Inland Lot No. 727, Inland Lot No. 728 and Inland Lot No. 731.

4.	The said building means TIMES SQUARE

5.	The said premises means SHOP NO. B210A (BASEMENT 2)

which shall be used for no purpose other than the retail sale and display of high quality haircare, skincare and beauty products and related accessories trading under the style and firm name of “PITANIUM” only provided that the standard of decoration, display and operation shall always be in accordance with the Landlord’s requirements and the Landlord hereby reserves its right to restrict the sale and/or display of any item which in its sole opinion is not in keeping with the designated merchandise-mix for the said premises or the operation of Times Square as a first class Commercial and Shopping Complex, and the floor loading of which shall not exceed 100 lbs. per square foot.

6.	The said term means the period commencing on the 16TH day of SEPTEMBER 2022 and expiring on the 15TH day of SEPTEMBER 2025.

7.	(1)	The rent means

(a)	in respect of the period from the date of commencement of the said term to the 15TH day of SEPTEMBER 2023, the sum of Hong Kong Dollars EIGHTY SEVEN THOUSAND THREE HUNDRED AND SIXTY (HK$87,360.00) per calendar month (the minimum rental) plus the percentage rental, and

(b)	in respect of the period from the 16TH day of SEPTEMBER 2023 to the 15TH day of SEPTEMBER 2024, the sum of Hong Kong Dollars NINETY THOUSAND FOUR HUNDRED AND EIGHTY (HK$90,480.00) per calendar month (the minimum rental) plus the percentage rental, and

(c)	in respect of the period from the 16TH day of SEPTEMBER 2024 to the 15TH day of SEPTEMBER 2025, the sum of Hong Kong Dollars NINETY THREE THOUSAND AND SIX HUNDRED (HK$93,600.00) per calendar month (the minimum rental) plus the percentage rental.

Provided Always that notwithstanding anything to the contrary the rent and promotional charge shall only commence to be payable on the expiration of the 45TH day from the date upon which the said premises are made available to the Tenant.

(2)	The percentage rental means the sum or sums determined from time to time in accordance with the provisions of Clause 2 of Section XI and shall be calculated by reference to EIGHTEEN percent (18%) of gross receipts as defined therein.

8.	The air-conditioning charge means the sum payable from time to time for the provision of air-conditioning services, being Hong Kong Dollars TWO THOUSAND EIGHT HUNDRED EIGHTY NINE AND TWELVE CENTS (HK$2,889.12) per calendar month, subject to increase either before the date of commencement of the said term or from time to time in accordance with the provisions of Clause 1(2) of Section II.

9.	The service charge means the sum payable from time to time for the provision of building management services, being Hong Kong Dollars THREE THOUSAND FOUR HUNDRED NINETY FOUR AND FORTY CENTS (HK$3,494.40) per calendar month, subject to increase either before the date of commencement of the said term or from time to time in accordance with the provisions of Clause 1(2) of Section II.

10.	The promotional charge means the sum payable from time to time for the provision of promotional services, being Hong Kong Dollars ONE THOUSAND THREE HUNDRED SIXTY SIX AND FIFTY SIX CENTS (HK$1,366.56) per calendar month, subject to increase either before the date of commencement of the said term or from time to time in accordance with the provisions of Clause 1(2) of Section II.

11.	The deposit means the sum of Hong Kong Dollars THREE HUNDRED TWENTY THOUSAND EIGHT HUNDRED FIFTY AND TWENTY FOUR CENTS (HK$320,850.24) subject to increase from time to time in accordance with the provisions of Clause 2 of Section IX.

12.	The Normal Business Hours mean the hours from 10 a.m. to 10 p.m. on all days of the year including Sundays and other gazetted and general holidays provided that the Landlord may at its discretion alter these hours from time to time.

13.	The building manager means the person company or firm (if any) from time to time responsible for the proper management of the said building pursuant to any appointment either by the Landlord or under a deed of mutual covenant or management agreement.

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SIGNATURE

SIGNED by	)
)
SAMMY C.Y.HO	)
as authorized agent	)
for and on behalf of the	)
Landlord	)
in the presence of :-

/s/ ERICAY.L.WONG
ERICAY.L.WONG

SIGNED by	)
)
WONG YING YEUNG	)
the Tenant/for and	)
on behalf of the Tenant	)
in the presence of :-

/s/ FUNG, TING ON
FUNG, TING ON

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ANNEXURES

BASEMENT 2, TIMES SQUARE
For Identification Purpose Only
Not to Scale
Subject to Change without Prior Notice
B203B
B207B
B208
B209
B213-B214
B213A
B212A-B212B
B215
B216
B217-B219
B225B
B224A
B223A-B223C
B222
B221A

HWS SPA HOLDINGS LIMITED
HARRIMAN LEASING LIMITED

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